Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 16, 2021, with respect to the consolidated financial statements of Wejo Limited included in the Registration Statement (Form S-1) and related Prospectus of Wejo Group Limited for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Manchester, United Kingdom

December 17, 2021